SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Second Amendment to Sub-Advisory Agreement, effective October 23, 2020 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Loomis, Sayles & Company, L.P., a limited partnership organized under the laws of the State of Delaware, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Great-West Funds, Inc., a Maryland corporation (the “Fund”), on behalf of the Great-West Loomis Sayles Small Cap Value Fund (the “Portfolio”).

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds are parties to the Sub-Advisory Agreement, dated December 5, 2013, as amended on August 24, 2018 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	All references in the Agreement to the “Great-West Loomis Sayles Small Cap Value Fund” are hereby deleted in their entirety and replaced with the “Great-West Small Cap Value Fund”.

2.

Article II, Duties of the Sub-Adviser of the Agreement is amended by adding the following as the second paragraph of that section: “The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.”

3.	All references in the Agreement to the “Portfolio” should be deleted and replaced with “Fund Account,” with the following exception:

a.	Article II, Section B – Limitations on Adviser Services is amended by adding the following as the third paragraph of that section:

“The Sub-adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, to the extent prohibited under, or necessary to comply with the relevant exemptions under, the Investment Company Act of 1940, the Sub-adviser (i) will not consult with any other sub-adviser of the Fund concerning the Sub-adviser’s or its affiliated persons’ transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice to the Fund with respect to the Fund Account.”

4.	Article III, Section A – Investment Advisory Fee of the Agreement is amended by replacing the table in its entirety with the following:

GW – Loomis Sayles 2nd Amendment to 2013 Sub-Advisory Agreement

Great-West Small Cap Value Fund
Average Daily Net Asset	NAV Fee
First $10 million	0.50000%
Next $15 million	0.45000%
Next $75 million	0.40000%
Over $100 million	0.30000%

5.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

6.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

7.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

8.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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GW – Loomis Sayles 2nd Amendment to 2013 Sub-Advisory Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider

Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

GREAT-WEST FUNDS, INC. on behalf of the Great-West Small Cap Value Fund

By:	/s/ Mary C. Maiers

Name: Mary C. Maiers
Title: Chief Financial Officer & Treasurer

LOOMIS, SAYLES & COMPANY, L.P., by its General Partner LOOMIS, SAYLES & COMPANY, INCORPORATED

By:	/s/ Lori A. Sanderson

Name: Lori A. Sanderson
Title: Vice President

GW – Loomis Sayles 2nd Amendment to 2013 Sub-Advisory Agreement